UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported):  June 29, 2015

KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-15491	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC		29681
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 29, 2015, KEMET Corporation (the “Company”) and Per-Olof  Lööf  entered into an Amended and Restated Employment Agreement (the “Agreement”) which amends and restates Mr. Lööf’s prior employment agreement with the Company dated January 27, 2010, as previously amended on March 28, 2012 (the “Prior Agreement”) and sets forth the revised terms and conditions of Mr. Lööf’s employment as Chief Executive Officer (“CEO”) through March 31, 2018, and provides for an additional term of one year thereafter through March 31, 2019, in a capacity to be agreed upon between Mr. Lööf and the Company.  Unless earlier terminated in accordance with the provisions thereof, the term of the Agreement is effective as of June 29, 2015 and terminates on March 31, 2019.  In addition to the items provided below, the Agreement restated certain elements of the Prior Agreement.

Under the terms of the Agreement, Mr. Lööf’s annual base salary through March 31, 2018 (the “Base Employment Period”), will be $850,000 or such higher or lower rate as the Board of Directors of the Company may determine from time to time in accordance with the terms of the Agreement.  In addition, the Agreement provides that as long as Mr. Lööf is employed by the Company on March 31, 2018, the Agreement shall be extend for an additional one-year period (the “Additional Employment Period”). Mr. Lööf’s salary during the Additional Employment Period shall be as agreed between the Company and Mr. Lööf, and in the absence of such an agreement shall be the greater of $425,000 or one-half of his base salary in effect immediately prior to the start of the Additional Employment Period. Mr. Lööf will be eligible to participate in the Company’s health insurance coverage plan, existing short-term incentive compensation program, long-term incentive compensation program, and deferred compensation plan, in each case as such plans are generally available to other executive officers of the Company.  As long as Mr. Lööf is employed as CEO on April 1, 2017, Mr. Lööf shall be entitled to participate in a final 24-month long-term incentive compensation program (the “Final LTIP”) covering the period April 1, 2017 through March 31, 2019.

Under the Agreement, the Company agreed to grant to Mr. Lööf 250,000 restricted stock units (“RSUs”) covering 250,000 shares of restricted common stock to be issued under the Company’s 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan. The grant vests as follows: 35,000 RSUs on March 31, 2017, 40,000 RSUs on March 31, 2018, and the balance of 175,000 RSUs on March 31, 2019.  The RSUs were granted on June 29, 2015.

The Agreement will terminate (i) immediately upon Mr. Lööf’s resignation, death or disability, or (ii) upon notice of termination by the Company at any time, with or without “cause” (as defined in the Agreement).  Upon any termination by the Company of Mr. Lööf’s employment without “cause” or upon Mr. Lööf’s resignation with “good reason” (as defined in the Agreement) during the term of the Agreement, Mr. Lööf will be entitled to receive severance payments upon specified conditions in the Agreement.  Such severance payments will be equal to his base salary, as such may be adjusted during the Additional Employment Period, for the period from the date of termination to the earlier to occur of (x) March 31, 2019 or (y) two years from the date of termination.  However, if Mr. Lööf is terminated without “cause” or resigns for “good reason,” such payments shall be increased to include Mr. Lööf’s target bonus under the existing short-term incentive program.

In the event of Mr. Lööf’s disability or death, Mr. Lööf or his heirs, as applicable, will be entitled to receive only his base salary through the date of such event. If Mr. Lööf is terminated by the Company for “cause” or is terminated upon Mr. Lööf’s resignation (other than for “good reason”), Mr. Lööf will be entitled to receive only his base salary through the date of termination and will not be entitled to receive any other salary, compensation, or benefits from the Company or its subsidiaries, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

The Agreement contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Lööf’s employment and for a minimum of twelve months after any termination thereof.  As consideration for the non-competition and non-solicitation agreements, if Mr. Lööf is terminated by the Company without “cause” or voluntarily resigns with or without “good reason,” Mr. Lööf shall receive one year of his base salary in effect at the time of termination plus one year of the annual short-term incentive bonus which shall be determined based on the target bonus for Mr. Lööf’s last year of employment.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement between KEMET Corporation and Per-Olof Lööf, dated June 29, 2015.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2015	KEMET Corporation

/s/ William M. Lowe, Jr.
William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement between KEMET Corporation and Per-Olof Lööf, dated June 29, 2015.

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